                                                                      EXHIBIT 12

                               VENATOR GROUP, INC.
VENATOR GROUP, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------
                                   (Unaudited)
                                 ($ in millions)

                                                  Thirteen weeks ended                        Fiscal Year Ended
                                                   -----------------           -----------------------------------------------
                                                   May 5     April 29,        Feb. 3,    Jan 29,    Jan. 30,   Jan 31,  Jan.25,
                                                    2001        2000           2001       2000        1999      1998     1997
                                                   -----        ----           ----       -----       ----      ----     -----
NET EARNINGS

Income from continuing operations                   $ 32        $ 23          $ 107       $  59       $ 14      $185      $185

Income tax expense (benefit)                          21          15             69          38       (28)       104       124

Interest expense, excluding capitalized
interest                                               8          11             41          65         57        41        53

Portion of rents deemed representative of
the interest factor (1/3)                             39          43            155         170        161       146       140
                                                   -----        ----           ----       -----       ----      ----     -----

                                                   $ 100        $ 92           $372       $ 332       $204      $476     $ 502
                                                   =====        ====           ====       =====       ====      ====     =====

FIXED CHARGES
Gross interest expense                              $  8        $ 11           $ 42        $ 67       $ 64      $ 41      $ 53

Portion of rents deemed representative of
the interest factor (1/3)                             39          43            155         170        161       146       140
                                                   -----        ----           ----       -----       ----      ----     -----

                                                    $ 47        $ 54          $ 197       $ 237       $225      $187     $ 193
                                                    ====        ====          =====       =====       ====      ====     =====

RATIO OF EARNINGS TO FIXED CHARGES                   2.1         1.7            1.9         1.4        0.9       2.5       2.6

Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.